Exhibit 99.1

 AEP INDUSTRIES INC. ANNOUNCES EXPIRATION OF 7.875% SENIOR NOTES EXCHANGE OFFER

    SOUTH HACKENSACK, N.J., Sept. 26 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today the expiration of its registered exchange offer for its outstanding 7.875% Senior Notes due 2013.

    The Company was advised by The Bank of New York, the exchange agent for the exchange offer, that as of 5:00 p.m., New York City time, on September 23, 2005, when the exchange offer expired, a total of $174,900,000 aggregate principal amount, or 99.94%, of the original notes were tendered for a like principal amount of 7.875% Senior Notes due 2013.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in four countries throughout North America and Europe.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the prospectus and the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             09/26/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer, AEP Industries, +1-201-807-2330 or feeneyp@aepinc.com/